Exhibit 4.80

FOURTH AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO ASSET PURCHASE AGREEMENT (this "***Amendment***") is made and entered into effective as of February 12, 2013, though it may be executed on a different date, by and among Williams Industries, LLC, a Delaware limited liability company (the "***Buyer***"), Kentucky Fuel Corporation, a Delaware corporation (the "***Seller***") and James C. Justice Companies, Inc., a Delaware corporation and the ultimate parent entity of the Seller (the "***Seller Parent***"), with acknowledgment and acceptance by Newlead Holdings, LTD. as referenced and provided below.

RECITALS:

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement dated as of May 10, 2012 (the "***Purchase Agreement***"), pursuant to which Buyer agreed to acquire from Seller, and Seller agreed to sell to Buyer (the "***Sale***"), the Assets (as defined in the Purchase Agreement) of Seller in accordance with the terms of the Purchase Agreement; and

WHEREAS, Buyer and Seller amended the Purchase Agreement to extend the Closing Date by executing and delivering that certain Amendment Extending Closing Deadline effective as of June 9, 2012 (the ***Extension Amendment***"); and

WHEREAS, pursuant to the terms and conditions of that certain Second Amendment to Asset Purchase Agreement dated as of October 15, 2012, Seller and Buyer had further amended the Purchase Agreement to, among other things, (i) extend the Closing Date, (ii) provide for the express special indemnification by Seller with respect to the NLTM Litigation (as hereinafter more specifically defended, the "***Special NLTM Litigation Indemnification***"), and (iii) the guarantee by Seller Parent of the Seller's indemnification obligations under the Specific NLTM Litigation Indemnification; and

WHEREAS, Buyer and Seller further amended the Purchase Agreement to extend the Closing Date by executing and delivering that certain Third Amendment to Asset Purchase Agreement (the "***Third Amendment***") effective as of November 21, 2012 though executed on a different date(s); and

WHEREAS, pursuant to said Third Amendment, Seller and Buyer desired and agreed to further amend the Purchase Agreement to, among other things, (i) provide for the payment of the Purchase Price by delivery of a $7,500,000 Promissory Note by Newlead Holdings, LTD., as maker, a company organized in Bermuda (and an affiliate of New Coal Holding, LLC) (hereinafter referred to as "***Newlead Holdings***"), that was payable January 29, 2013, which Promissory Note (the "***$7.5M Note***") was to be collateralized by (a) a Mortgage, Assignment of Rents and Leases Security Agreement, Fixture Filing And As-Extracted Collateral Filing which

were to be executed and delivered by Newlead Holdings and Guarantor creating a security interest in the Assets being sold as well as a mortgage lien on the Owned Real Property, (b) a Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement, Fixture Filing And As-Extracted Collateral to be executed and delivered by Newlead Holdings and Guarantor creating a mortgage lien on the leases being assigned to Buyer, and (c) a Guaranty by Williams Industries, LLC and (ii) extend the Closing Date to December 31, 2012, all in accordance with the terms set forth in that Third Amendment; and

WHEREAS, subsequent to the consummation of the transactions contemplated under this Agreement, the Buyer will sell the Assets to Newlead Holdings, as the assignee of Cypress Camon Energy, LLC – Five Mile Series, a Delaware series limited liability company ("*Cypress*"), pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of May 10, 2012 by and between Buyer and Cypress, as amended by that certain Amendment to Asset Purchase Agreement dated as of October 15, 2012, and that certain Second Amendment to Asset Purchase Agreement dated November 21, 2012, and, a closing date of no later than January 29, 2013 was set for such sale of the Assets by Buyer to Newlead Holdings and for final payment of the $7.5M Note and Seller's release of its above collateral upon receipt of such payment in full of the $7.5M Note (such closing is hereinafter referred to as the "***Second Closing***"); and

WHEREAS, the closing of the sale of the Assets by Seller to Buyer occurred on or before December 31, 2012, including the delivery to KFC of the $7.5M Note and collateral package referenced in the Third Amendment, but Newlead Holdings (as maker of the $7.5M Note and ultimate purchaser of the Assets at the Second Closing) and Buyer (as unconditional guarantor of the $7.5M Note and as seller to Newlead Holdings of the Assets at the Second Closing) have requested two extensions of the original January 29, 2013 deadline for the Second Closing and payment of the $7.5M Note; and

WHEREAS, under the first such request for extension, Newlead and Buyer desired and Seller agreed to extend the Second Closing to no later than February 15, 2013, in consideration of a modification of such parties' December 28, 2012 Irrevocable Letter of Instructions to Chicago Title Insurance Company, as Escrow Agent for the Second Closing ("***Chicago Title***"): whereby (i) Newlead Holdings on February 5, 2013 deposited $100,000.00 as a non-refundable deposit (the "***Deposit***") with Chicago Title, (ii) Chicago Title was to hold the Deposit in escrow from the Parties until the earlier of the following: (a) the Second Closing, or (b) February 18, 2013, **provided, however**, that, (A) if the Second Closing occurred on or before February 15, 2013, then the Deposit was to be included as part of the payment from Newlead Holdings to retire the $7.5M Note, but (B) if the Second Closing did not occur on or before February 15, 2013, then the Deposit was to be released on February 18, 2013 to KFC as partial payment on Newlead Holdings' $7.5M Note (payable to KFC); and

WHEREAS, under the second such request for extension, Newlead and Buyer now desire, and Seller is willing to agree to further extend the Second Closing to no later than 5:00 p.m. Eastern Time on Wednesday, March 6, 2013 upon the terms set forth herein, including (A) the immediate release of the Deposit to Seller (**not** as a credit against the $7.5M Note but as additional consideration for the extension) and (B) the immediate delivery by Newlead Holdings to Seller of $175,000 of its unrestricted and immediately resalable stock, all as additional consideration for the extension as herein provided and not as a credit against the $7.5M Note.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement

2. Extension of Second Closing Date and Final Payment of the $7.5M Note. Section 3.1 of the Purchase Agreement is hereby deleted in its entirety and is amended and restated as follows:

   "3.1 **Closing; Promissory Note; Second Closing and Payment and Discharge of the Promissory Note**. The Seller and Buyer completed their closing for the purchase and sale of the Assets as of December 31, 2012, and in connection therewith, Seller accepted the $7,500,000 Promissory Note, payable January 29, 2013, from Newlead Holdings, LTD., a company organized in Bermuda (and an affiliate of New Coal Holdings, LLC), ("***Newlead Holdings***") as payment of the Purchase Price (the "***Promissory Note***"), which Promissory Note was collateralized by (i) a Mortgage, Assignment of Rents And Leases, Security Agreement, Fixture Filing And As-Extracted Collateral Filing to be executed and delivered by Newlead Holdings and Guarantor creating a security interest in the Assets as well as a mortgage lien on the Owned Real Property, (ii) a Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement, Fixture Filing And As-Extracted Collateral to be executed and delivered by Newlead Holdings and Guarantor creating a mortgage lien on the leases being assigned to Buyer, and (iii) a Guaranty by Williams Industries LLC, (collectively, such package of liens, security interests and collateral is hereinafter referred to as the "***Seller's Collateral Security Package***"), and, further, the Seller, Buyer and Newlead Holdings agreed to a second closing on or before January 29, 2013 (the due date of the Promissory Note) at which closing (the "***Second Closing***"), among other things, Newlead Holdings would pay and discharge the $7.5M Note in full. Seller, upon receipt of such payment in full of the $7.5M Note would release the Seller's Collateral Security Package, and Buyer would complete a further sale of the Assets to Newlead Holdings.

Newlead Holdings and Buyer acknowledge that they obtained Seller's agreement to extend the Second Closing to no later than February 15, 2013, in consideration of a first modification by such parties of their December 28, 2012 Irrevocable Letter of Instructions to Chicago Title Insurance Company, as Escrow Agent for the Second Closing ("***Chicago Title***") whereby (i) Newlead Holdings on February 5, 2013 deposited $100,000.00 as a non-refundable deposit (the "***Deposit***") with Chicago Title, (ii) Chicago Title was to hold the Deposit in escrow from the Parties until the earlier of the following: (a) the Second Closing, or (b) February 18, 2013, **provided, however**, that, (A) if the Second Closing occurred on or before February 15, 2013, then the Deposit was to be included as part of the payment from Newlead Holdings to retire the $7.5M Note, but (B) if the Second Closing did not occur on or before February 15, 2013, then the Deposit was to be released February 18, 2013 to KFC as partial payment on Newlead Holdings' $7.5M Note (payable to KFC).

Newlead and Buyer now desire to further extend the Second Closing to no later than 5:00 p.m. Eastern Time on Wednesday, March 6, 2013, and Seller is willing to agree to such further extension upon the following terms: First, such parties shall further modify their irrevocable instructions to Chicago Title to require the immediate release by Chicago Title of the $100,000 Deposit to Seller (**not** as a credit against the $7.5M Note but as additional consideration for the extension) upon their execution of counterparts of a modification letter to Chicago Title. Second, Newlead Holdings shall deliver to Seller, on or before February 15, 2013, $175,000 of unrestricted, registered and immediately resalable common stock of Newlead Holdings (the "***Stock***"). Such delivery shall be outside of the Second Closing. For the avoidance of doubt, the payment of such $100,000 to Seller and delivery of the Stock to Seller are as consideration for the extension of the Second Closing to no later than 5:00 p.m. Eastern Time on Wednesday, March 6, 2013 and are **not** a credit against the $7.5M Note. The deadline for the Second Closing and the final payment of the Promissory Note are so extended.

3. No Other Amendment. All other provisions of the Purchase Agreement not specifically referenced in this Amendment shall remain in full force and effect.

4. Entire Agreement; Acknowledgment by Newlead Holdings. The Purchase Agreement, as amended by this Amendment, together with (a) the above-referenced previous amendments thereto (including the Extension Amendment, and the First, Second and Third Amendments, respectively), (b) the above-referenced modifications to the parties' irrevocable instructions to Chicago Title, and (c) the acknowledgment hereof and agreement hereto by Newlead Holdings below evidencing its approval of its obligations hereunder, constitute the entire agreement among the parties with

respect to the subject matter thereof and together supersede all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter thereof.

5. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to or application of its conflict of laws rules.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

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[SIGNATURE PAGE FOR FOURTH AMENDMENT

TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Fourth Amendment to Asset Purchase Agreement as of the date first above written and Newlead Holdings has acknowledged and agreed to this Fourth Amendment and its obligations hereunder.

WILLIAMS INDUSTRIES, LLC

By: ____________________

Name: Lloyd Williams

Title: President

KENTUCKY FUEL CORPORATION

By: ____________________

Name: Stephen W. Ball

Title: VP Operations

JAMES C. JUSTICE COMPANIES, INC.

By: ____________________

Name: Stephen W. Ball

Title: VP Operations

ACKNOWLEDGED AND AGREED:

NEWLEAD HOLDINGS, LTD.

By: ____________________

Name: Jan M. Berkowitz

Title: for CEO